EXHIBIT 99.2

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

STFC - Q1 2013 State Auto Financial Earnings Conference Call

EVENT DATE/TIME: APRIL 30, 2013 / 04:00PM GMT

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

CORPORATE PARTICIPANTS

Steve English State Auto Financial Corporation. - CFO

Bob Restrepo State Auto Financial Corporation. - President, Chairman, and CEO

Joel Brown State Auto Financial Corporation - VP of Standard Lines

Jessica Buss State Auto Financial Corporation. - VP, Director of Specialty Lines

Scott Jones State Auto Financial Corporation. - CIO

Matt Mrozek State Auto Financial Corporation. - CAO

CONFERENCE CALL PARTICIPANTS

Paul Newsome Sandler O’Neill Asset Management - Analyst

Larry Greenberg Langen McAlenney - Analyst

Brett Shirreffs Keefe, Bruyette & Woods - Analyst

PRESENTATION

Operator

Welcome, and thank you for standing by. At this time, all participants are in a listen-only mode until the question and answer session. (Operator Instructions) This call is being recorded. If you have any objections, you may disconnect at this time. Now I will turn the call over to Steve English, chief financial officer. Sir, you may begin.

Steve English - State Auto Financial Corporation. - CFO

Thank you, Timothy, and good morning and welcome to our first-quarter 2013 earnings conference call. Today, I am joined by our Chairman, President, and CEO Bob Restrepo; Joel Brown, Vice President of Standard Lines; Jessica Buss, Vice President of Specialty; Chief Investment Officer Scott Jones; and our Chief Actuarial Officer, Matt Mrozek.

Today’s call will include prepared remarks, after which we will open the lines for questions. Please note our comments today may include forward-looking statements, which, by their nature, involve a number of risk factors and uncertainties which may affect future financial performance. Such risk factors may cause actual results to differ materially from those contained in our projections or forward-looking statements. These types of factors are discussed at the end of our press release, as well as in our annual and quarterly filings with the Securities and Exchange Commission, to which I refer you. A financial packet containing reconciliations of certain non-GAAP measures, along with supplemental financial information, was distributed to registered participants prior to this call and made available to all interested parties on our website, www.stateauto.com, under the Investors section as an attachment to the press release.

Now I’ll turn the call over to STFC’s President, Chairman, and CEO, Bob Restrepo.

Bob Restrepo - State Auto Financial Corporation. - President, Chairman, and CEO

Thank you, Steve, and good morning, everyone. State Auto Financial Corporation began 2013 with a strong quarter. Loss ratios benefited from more normal catastrophe experience. The negative impact of the former RED unit is diminishing as the largest program completed its runoff this past quarter. And we continue to get price increases in all segments and in all lines.

Today I’ll provide an overview of corporate results. Following my introductory comments, Joel Brown will provide more detail for the personal and business insurance segments. Following that, Jessica Buss will provide an overview of the specialty insurance segment, which includes our excess and surplus businesses, program units, and Workers’ Compensation line. And Steve English will conclude our opening commentary with an overview of investment results and balance sheet performance.

For the quarter, we reported earnings per share of $0.49 and earnings per share from operations of $0.38. Our combined ratio was 100.2%. RED added approximately 2 percentage points to the combined ratio. The impact of RED will diminish as the year progresses since the earned premium is front loaded and will decline going forward. In addition, the homeowner’s quota-share treaty impacted our combined ratio by 4.2 percentage points. Our exceptional homeowner results in the quarter produced a relatively higher impact on our combined ratio because of the business ceded to third-party reinsurers. Netting out the RED and homeowner quota-share effect, the underlying combined ratio is 94% — a profitable quarter coming on the heels of a strong fourth quarter of 2012, when viewed on a comparable basis.

Stay Auto Financial Corporation book value at the end of the quarter was $18.96, a solid four-percentage-point improvement over the year-end results. Our current book value includes a reduction of $2.24 a share for the deferred tax asset valuation allowance that we established at the end of the second quarter 2011. The trailing four-quarter return on equity improved to 4.3%. And with that, I will turn you over to Joel Brown.

Joel Brown - State Auto Financial Corporation - VP of Standard Lines

Thank you, Bob. Results in standard lines improved compared to the first quarter of 2012, due to overall reduced catastrophe experience, especially in our business segment. Personal auto loss ratios were essentially unchanged from the same period in 2012. Our largest line continues to remain profitable and benefited this quarter from a more normal first-quarter catastrophe result. Bodily injury severity continues to be an area of focus, although improved compared to previous quarters. Personal Injury Protection is showing a heightened loss ratio, primarily due to prior accident years affecting Michigan. We are also seeing results deteriorate in Minnesota and Pennsylvania, and we are addressing this coverage aggressively with rate increases.

Personal auto premium for the quarter was flat with higher prices, a slight decrease in new business, and a small reduction in policies in force. Agency terminations in our aggressive actions with homeowners are impacting auto premiums and retention. During the first quarter, we increased price on personal auto by 6.9%, and our rate plan for 2013 is in excess of pure premium trends.

Our homeowner’s remediation plan continues to produce desired results. This line was profitable in the quarter and showed significant improvement over the same period in 2012. Looking at the results prior to the quota-share impact, we saw an approximate nine point improvement in the non-CAT loss ratio and our CAT loss ratio improved by over 25 points. Homeowners rates increased by 14% for the quarter, and we expect a comparable rate increase for the year. As with personal auto, our rate plan is in excess of the pure premium trend.

We continue to be active, increasing both all perils and mandatory wind and hail deductibles, and are now beginning to use our second generation by-peril rating model which provides greater price granularity. As we are reshaping our homeowner’s book, we continue to see growth in desirable, less CAT-prone states, and are reducing policies in those states which have higher than average CAT activity. Homeowners’ premiums grew 10.2% for the quarter, and this growth is based solely on price increases. New business is up slightly due to our efforts to target growth in desirable states. However, our overall policies in force declined in the quarter, due primarily to agency terminations in CAT-prone states.

Moving to standard business, our standard business results improved by over 10 points, compared to the first quarter of 2012. This result was driven by substantial improvements in the CAT loss ratio. The non-CAT loss ratio increased three points compared to the same quarter in 2012. The increase in the non-CAT loss ratio was driven by two factors. A large loss explains 1.7 points of this difference. This loss is being reported under the Other Commercial line. The remaining difference in loss ratio comes from our CMP business, where we are comparing a good first quarter in 2013 to an extremely profitable quarter for the previous period in 2012. Our underwriting and our book profile remained strong, and we are pursuing aggressive rate changes to improve non-CAT loss results. For the first quarter, we increased price per exposure on our standard commercial lines business by 7.1%. We expect to see continuing increases in commercial lines rates in excess of the first-quarter results for the remainder of 2013. Similar to personal insurance, our business insurance pricing is in excess of loss trends. I’ll now turn it over to Jessica Buss.

Jessica Buss - State Auto Financial Corporation - VP, Director of Specialty Lines

Thanks, Joel. My comments today will follow our new specialty segment reporting, which is now broken into E&S Property, E&S Casualty, Programs, and Workers’ Compensation. Our specialty insurance segment overall, excluding RED, performed better than expected.

The E&S Property and Casualty units continue to produce exceptionally strong profit and production growth. Premiums for the quarter increased 30% compared to the first quarter of last year. E&S Property reported a 17.5% loss and ALAE ratio for the quarter. Our E&S Property business, primarily dominated by Florida hurricane insurance, continues to see strong rate increases at 13.5% for the quarter. Our property rates have not yet been affected by what the general market believes will be a decrease in rates on catastrophe reinsurance, which is driven by new capacity entering the market and the anticipated release of RMS version 13, which is predicted to reduce probable maximum loss curves. We do expect that both of these will result in downward rate pressure for the second half of 2013 in the property catastrophe market. However, given that 74% of our wind business renews before June 1, we feel we are well positioned in property from a rate and reinsurance perspective. E&S Casualty also performed well with a 54.2% loss and ALAE ratio and rate increases in the low single digits.

Our program unit, excluding RED, performed as expected, with premium growth coming from programs added last year after the RED reorganization. In the first quarter of 2013, this book produced a loss and ALAE ratio of 65.9%. We are pushing rates in this sector as well, with our largest program achieving an 8.6% rate increase. We continue to build out our specialty program unit, focusing on small to medium-size programs, with MGU’s having proven track records in terms of profitability and distribution. Programs overall were adversely affected by RED results in the first quarter, as mentioned by Bob. However, those will have less of an influence throughout the year.

We are very pleased with the results of the first quarter of our worker’s compensation book, which finished the quarter with a 61.6% loss and ALAE ratio, which was better than expected, and a 21.4 point improvement from last year. Results were also aided by a firming price environment. Our first-quarter rate increase was 9.2% on our entire workers’ compensation book. Growth for the first quarter of 3.3% was focused on our targeted states and classes. We anticipate continued solid underwriting profits from our targeted workers’ compensation strategy, which focuses on accounts under $10,000 and are traditionally profitable debit mod businesses written by RTW. And with that, I’ll turn you over to Steve English.

Steve English - State Auto Financial Corporation - CFO

Thanks, Jessica. Focusing on investment results first in the quarter, our net investment income declined year-over-year by $600,000 and, sequentially, from the fourth quarter of 2012 by $3.3 million. As we have highlighted in past calls, this is almost entirely due to our TIPS portfolio and the impact of changes in the CPI index. As of March 31, 2013, STFC’s investment portfolio contained $229 million of TIPS at market value. We continue to believe these securities provide uncorrelated returns versus equity securities, despite the income statement’s volatility. Having said that, we are at our target allocation for these investments and do not anticipate adding more TIPS to the portfolio at the present time. For the quarter ended, equity returns were strong, contributing to our book value per share increase, while interest rates — interest rate changes resulted in unrealized losses in the quarter on our fixed income portfolio.

Earlier this year, I commented on our plan to refinance STFC’s $100 million senior unsecured notes, which mature this coming November. As I previously mentioned, State Auto Property & Casualty, STFC’s largest insurance subsidiary, is now a member of the Federal Home Loan Bank. We anticipate in the next few months beginning the process of redeeming the senior notes through our refinancing and borrowing from the Federal Home Loan Bank of Cincinnati. We have obtained regulatory approvals and are in the process of making final plans, which include considering terms up to 20 years, as compared to the 10-year term of the expiring notes. This can be done at very cost effective rates and structured such that there is no prepayment penalty if, sometime in the future, STFC wanted to retire or refinance prior to maturity.

As Bob mentioned, we continue to hold a valuation allowance against certain deferred tax assets of STFC. You will notice a small tax provision in the income statement. STFC generated both book and taxable income this quarter. On the tax side, while 100% of our regular taxable income was offset by NOLs, the tax law only allows us to offset up to 90% of AMT taxable income. An allowance was booked against the corresponding deferred benefit established, resulting in the recognition of a small amount of tax expense this quarter. As our results are improving, we continue to assess the need for the allowance, but expect it to remain in place at least until 2014.

And, with that, we would like to open the line for any questions you may have.

QUESTION AND ANSWER

Operator

(Operator Instructions) Paul Newsome, Sandler O’Neill.

Paul Newsome - Sandler O’Neill Asset Management - Analyst

Thank you, and good morning. Could you just remind me — just to remember how the TIPS work and why the decline sequentially — just a quick primer there.

Steve English - State Auto Financial Corporation - CFO

Sure. With the TIPS, each quarter there is a CPI adjustment made that adjusts the par value of the bonds that we have and that, for GAAP purposes, runs through the income statement. So each time that adjustment is an upward adjustment, we book income and if the following quarter the CPI declines, we reduce the value, which is a reduction of income.

Paul Newsome - Sandler O’Neill Asset Management - Analyst

So how can we think of it as a run rate for investment income with, say, a stable CPI?

Steve English - State Auto Financial Corporation - CFO

Well, in terms of the overall book yield, we’ve gone back and we’ve looked at it on an annual basis, Paul, and it adds — Scott, that chart we prepared about (multiple speakers) how many basis points of percentage.

Scott Jones - State Auto Financial Corporation - CIO

Anywhere we were getting book yields, anywhere from 3% to a little over 5%.

Steve English - State Auto Financial Corporation - CFO

Yes. So I guess, Paul, my advice to you would be to somewhat think of it on an annual basis, knowing that the amount we have — build into your expectations a rate in that, say, 3.5%, 4% range. But from quarter to quarter, it’s always going to move with that CPI index change.

Paul Newsome - Sandler O’Neill Asset Management - Analyst

Is there any way to identify how much investment income is following or not following due to the lower interest rate environment in your portfolio?

Steve English - State Auto Financial Corporation - CFO

Well, I guess we could consider — we don’t presently have it out there in the investor packet, but we could consider isolating the TIP impact to each quarter so that you can see that, I suppose. I mean, that’s the way to get to the answer to your question, I believe.

Paul Newsome - Sandler O’Neill Asset Management - Analyst

Thank you. Appreciate it.

Operator

Larry Greenberg.

Larry Greenberg - Langen McAlenney - Analyst

Related to RED — so the underwriting associated with that in the quarter; was that just what you would kind of characterize as your loss picks for that earned premium, or was there any reserve movement on that stuff?

Steve English - State Auto Financial Corporation - CFO

There was some modest reserve movement, Larry. We put up $1.4 million associated with prior years.

Larry Greenberg - Langen McAlenney - Analyst

Okay. And then, can you — thanks for the increased disclosure, by the way, on specialty. That’s helpful. Can you tell us how much more earned premium is to go from RED?

Steve English - State Auto Financial Corporation - CFO

Yes. This quarter it was, what, about $11 million or so. And I would say that that’s going to probably going to drop into the, $7 million — into maybe the $9 million range, the $6 million range, and the $3 million range.

Larry Greenberg - Langen McAlenney - Analyst

Great. Thank you. And then on personal auto — while the reported loss ratios seemed about level with a year ago, the ex-CAT was, I think, 2.5 points higher. And I know you guys talked about PIP and Michigan. Was that Michigan adverse development? Can you give us some idea of kind of what were the factors in that 2.5 point deterioration?

Joel Brown - State Auto Financial Corporation - VP of Standard Lines

Larry, this is Joel Brown. It was due mostly to prior accident year development on that book of business.

Larry Greenberg - Langen McAlenney - Analyst

And was that mostly Michigan?

Joel Brown - State Auto Financial Corporation - VP of Standard Lines

It was mostly Michigan. I did mention we are seeing PIP increase in some of our other states, but Michigan is the driver of the overall result.

Larry Greenberg - Langen McAlenney - Analyst

Okay. And your confidence level that you’ve got your hands around the prior development —?

Steve English - State Auto Financial Corporation - CFO

Yes, I’ll take that one, Larry. As we’ve talked about other times when we’ve had reserve adjustments such as RED, we always, in setting reserves, attempted to do the best job possible. I would say that I don’t expect any true significant further adjustments as a result of this, though.

Larry Greenberg - Langen McAlenney - Analyst

Okay. If you adjust for the prior period, how would that ex-CAT loss ratio compare with a year ago?

Matt Mrozek - State Auto Financial Corporation - CAO

This is Matt Mrozek. The prior year PIP development makes up pretty much the entire delta between a year ago, Q1, and this year. So it would be flat on the non-CAT.

Larry Greenberg - Langen McAlenney - Analyst

Okay. Thanks.

Operator

(Operator Instructions) Brett Shirreffs.

Brett Shirreffs - Keefe, Bruyette & Woods - Analyst

I was wondering if you could just update us on the remaining quantity of RED reserves.

Steve English - State Auto Financial Corporation - CFO

Sure. The balance of the RED reserves sitting on STFC’s balance sheet at March is approximately $127 million.

Brett Shirreffs - Keefe, Bruyette & Woods - Analyst

Okay. Great. And then just a couple of others here. You mentioned the policy count decline in homeowners. I was wondering if you could quantify that for personal auto as well.

Bob Restrepo - State Auto Financial Corporation - President, Chairman, and CEO

Brett, this is Bob Restrepo. The big change for both auto and homeowners is in our retention. Ex the agency terminations, retention is holding up nicely for both auto and homeowners. And the net impact on the retention — and Joel is looking at the number here — is about two points.

Brett Shirreffs - Keefe, Bruyette & Woods - Analyst

Okay. So it’s primarily the agency terminations.

Joel Brown - State Auto Financial Corporation - VP of Standard Lines

It is. On a PIP basis in the first quarter, it was a modest 0.8% reduction for auto.

Brett Shirreffs - Keefe, Bruyette & Woods - Analyst

Okay. Great. And then another nice quarter of growth for the business segment. Just wondering if you could update us on the growth outlook there.

Bob Restrepo - State Auto Financial Corporation - President, Chairman, and CEO

Yes, it’s a combination of three things, which really is consistent with our commentary on the growth patterns in the last quarter. One, we are getting price increases, and as those earn out we expect margin improvement; but obviously, they are affecting our written premium results. We are seeing a modest improvement in the economy for several years and we had net return on our audit premiums. We are seeing a net positive growth from audit premiums and, at renewal, higher premium basis for sales and payrolls and property values. And the third thing, which is really part of our strategy, is we’ve been a very small account producer, traditionally, in our commercial insurance book. We are looking to write larger accounts, which are more typical of quality regional companies like State Auto. So we are writing more accounts in the above-$10,000 range for new business. Traditionally, 85% of our business was under $10,000; most of it under $5000 in premiums. So we are seeing a good growth in targeted classes. Really hasn’t changed our risk profile. It’s just somewhat larger accounts, which we think long term is going to have a beneficial impact on our expense ratio as well.

Brett Shirreffs - Keefe, Bruyette & Woods - Analyst

Okay. Great. And then, lastly, on the homeowners line — could you just maybe clarify the seasonality there of the ex-CAT loss ratio? I noticed it went up from third quarter and fourth quarter 2012, but it was down year-over-year. Is that just based on seasonality of the results there?

Bob Restrepo - State Auto Financial Corporation - President, Chairman, and CEO

Yes. Our ex-CAT losses tend to run a little higher earlier in the year. We have more fires and chimney fires and the like, particularly in the Midwest. And it settles down in the third and fourth quarter. That’s been pretty consistent over the years.

Brett Shirreffs - Keefe, Bruyette & Woods - Analyst

Okay. Great. Thanks so much for the answers.

Operator

(Operator Instructions) At this time, we have no further questions.

Steve English - State Auto Financial Corporation - CFO

Okay. Well, thank you, Timothy, and we want to thank all of you for participating in our conference call and for your continued interest in and support of State Auto Financial Corporation. We look forward to speaking with you again on our second-quarter call, which is currently scheduled for August 1, 2013. Thank you and everyone have a good day.

Operator

And that concludes today’s call. Thank you for participating. You may now disconnect.

DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2013 Thomson Reuters. All Rights Reserved.